SpectraScience Appoints Lowell Giffhorn to be Chief Financial Officer

SAN DIEGO, October 4, 2013 (Globe Newswire) – SpectraScience, Inc. (OTCQB:SCIE), a San Diego-based medical device company, today announced that its board of directors has appointed Lowell Giffhorn as the Company’s new Chief Financial Officer.

Michael Oliver, President and Chief Executive Officer, said “We look forward to working with Lowell in growing our company and moving to the next phase of our development – continued deployment of systems in Europe and preparation of filings to gain PMA approval of WavSTAT4 by the FDA in the US. Lowell brings years of experience in finance, business operations, stockholder and investor relations. He has been successful at a variety of public companies.”

Mr. Giffhorn, 66, has more than 30 years of experience with public companies, including serving as CFO for Sym-Tek Systems, Inc., Patriot Scientific Inc., Imagenetix, Inc., and Brendan Technologies, Inc. Mr. Giffhorn received his MBA from National University and his BS from the University of Illinois.

“It is an honor to join SpectraScience as Chief Financial Officer and work towards positively impacting the cancer screening and diagnostics industry,” said Mr. Giffhorn. “I look forward to working with Mike, the board of directors and the SpectraScience team to increase the value of our Company for both our employees and shareholders.”

Forward Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties that may cause SpectraScience's actual results to differ materially from results discussed in forward-looking statements. Readers are urged to carefully review and consider the various disclosures made by SpectraScience in this news release, its most recent Form 10-K and in SpectraScience's other reports filed with the Securities and Exchange Commission ("SEC") that attempt to advise interested parties of the risks and factors that may affect SpectraScience's business. These forward-looking statements are qualified in their entirety by the cautions and risk factors filed by SpectraScience in its annual report on Form 10-K and other documents.

About SpectraScience, Inc.

SpectraScience is a San Diego based medical device company that designs, develops, manufactures and markets spectrophotometry systems capable of determining whether tissue is normal, pre-cancerous or cancerous without physically removing tissue from the body. The WavSTAT™ Optical Biopsy System uses light to optically scan tissue and provide the physician with an immediate analysis. With FDA approval for sale in the U.S. and the CE Mark for the European Union, the WavSTAT System is the first commercially available product that incorporates this innovative technology for clinical use. The Company's LUMA imaging technology has received FDA approval for an optical non-invasive system that is proven to more effectively detect cervical cancer precursors than conventional methods available in the market today.

Contact:

SpectraScience, Inc.

Michael Oliver,

President and Chief Executive Officer

(858) 847-0200